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                                                                   EXHIBIT 10.25

December 14, 2001

Ms. Susan Baratta
BNY Capital Markets, Inc.
Agency Function Administration
One Wall Street  18th floor
New York, New York 10286

Dear Ms. Baratta:

I refer to the Amended and Restated Credit Agreement, dated as of December 2, 2000 as amended and restated as of June 30, 2001 (the "Agreement") among Ambac Assurance Corporation (the "Borrower"), various banks (the "Banks"), Bank of America, N.A. and Deutsche Bank AG, New York Branch, (the "Co-Syndication Agents") and The Bank of New York (the "Administrative Agent").

In accordance with Section 3.02 of the Agreement, the Borrower hereby gives notice of termination of i) $400 million of Unutilized Commitments pro-rata among the Banks and between the Municipal Tranche Commitment and the Structured Tranche Commitment, ii) $86 million of Unutilized Contingent Commitments from Swiss Re Financial Products Corporation, iii) $10 million of Unutilized Contingent Commitments from Bayerische Landesbank Girozentrale, and iv) $33 million of Unutilized Contingent Commitments from Cooperative Centrale Raiffeisen Boerenleenbank B.A., "Rabobank Nederland", New York Branch. The termination of the Unutilized Commitments and Unutilized Contingent Commitments should be effective as of December 21, 2001.

Please sign below and fax to me at 212.208.3108 to confirm your receipt of this Notice.

Sincerely,


Robert W. Starr


RECEIVED:

The Bank of New York
as Administrative Agent


By _________________________
   Title:

cc.      Frank Bivona
         Louis DiFranco
         David Trick
         Lizanne Eberle
         Bill Giusti